Star Equity Holdings Announces Proposal to Acquire GEE Group for $0.30 per Share Stock-For-Stock Transaction Using Star’s Publicly Listed Preferred Stock (Nasdaq: STRRP) Management Needs to Agree to Normal Severance Old Greenwich, CT – May 6, 2026 – Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star” or “we”), a diversified holding company and a 5.4% stockholder of GEE Group, Inc. (NYSE American: JOB) ("GEE Group" or the "Company"), announced today that it has presented GEE Group's Board of Directors (the "Board") with an indication of interest for the potential acquisition of the Company. The indication of interest contemplates a stock-for-stock transaction whereby Star would acquire 100% of the outstanding shares of the Company’s common stock for $0.30 per share, using Star’s publicly listed 10% Series A Cumulative Perpetual Preferred Stock (Nasdaq: STRRP), valued based on its liquidation preference of $10.00 per share. Jeff Eberwein, CEO of Star, commented, “GEE Group’s shareholders have been long‑suffering under a ‘go it alone’ strategy that has produced steep revenue declines, persistent losses, and a stock price that has declined 95% over the last 10 years. We believe becoming part of a larger platform like Star is the best way to maximize value for all JOB shareholders by eliminating public company costs and substantially reducing corporate overhead. With our experience investing in and overseeing professional services businesses, we are confident that this potential transaction can create meaningful, long‑term value for both JOB and STRR stockholders.” About Star Equity Holdings, Inc. Star Equity Holdings, Inc. is a diversified holding company that seeks to build long-term shareholder value by acquiring, managing, and growing businesses with strong fundamentals and market opportunities. Its current structure comprises four divisions: Building Solutions, Business Services, Energy Services, and Investments. For more information visit www.starequity.com. Building Solutions The Building Solutions division operates in three specialties: (i) modular building manufacturing; (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations; and (iii) glue-laminated timber (glulam) column, beam, and truss manufacturing. Business Services The Business Services division provides flexible and scalable recruitment solutions to a global clientele, servicing organizations at all levels, from entry-level positions to the C-suite. The division focuses on mid-market and enterprise organizations worldwide, partnering consultatively with talent acquisition, HR, and procurement leaders to build diverse, high-impact teams and drive business success. Energy Services The Energy Services division engages in the rental, sale, and repair of downhole tools used in the oil and gas, geothermal, mining, and water-well industries. Investments The Investments division manages and finances the Company’s real estate assets as well as its investment positions in private and public companies. For more information contact: Star Equity Holdings, Inc. The Equity Group Jeffrey E. Eberwein Lena Cati CEO Senior Vice President 203-489-9501 212-836-9611 jeff.eberwein@starequity.com lcati@theequitygroup.com May 6, 2026 GEE Group Inc. Attn: Board of Directors 7751 Belfort Parkway, Suite 150 Jacksonville, Florida 32256 Dear Board of Directors, Star Equity Holdings, Inc. (“Star”, “We”, “Our”) is pleased to present this preliminary, non-binding indication of interest (“IOI”) regarding the opportunity to explore a potential combination of Star and GEE Group Inc. (“GEE Group”, “JOB”, or the “Company”). Through our Investments division, we currently own approximately 5.4% of JOB’s outstanding common shares. We have performed due diligence solely using publicly available information and believe Star would be an excellent merger partner for the Company based on our preliminary analysis. We also believe this combination would reduce public company and corporate overhead costs on a combined basis and create value for the shareholders of both STRR and JOB. Star is a publicly traded (NASDAQ: STRR), diversified holding company and has been operating in this capacity since September 2019. Star currently has four divisions: Building Solutions, Business Services, Energy Services, and Investments, and our acquisition strategy involves seeking both attractive bolt-on opportunities for our existing businesses as well as potentially entering entirely new segments where we believe we can create significant value. We believe there are several compelling reasons why Star would be an excellent merger partner for GEE Group and its shareholders including: • Significant opportunities for public company overhead reduction by combining the two companies; • Increased focus from the operating management team on growing their staffing businesses with fewer public-company-related distractions; and, • Significant opportunities for collaboration with the seasoned business leaders at Star’s Hudson Talent Solutions business and Star’s other portfolio companies. 1. Purchase Price: Subject to the terms and conditions set forth herein, Star is prepared to purchase 100% of the Company’s outstanding common shares for $0.30 per share (the "Purchase Price"). The Purchase Price is based on our review of publicly available information and our familiarity with the industry dynamics impacting the Company. The Purchase Price represents an approximate 33% premium over the Company’s 4/30/2026 closing stock price of $0.2254 and an approximate 40% premium above the Company’s 1/21/26 stock price of $0.2149, the day before Star’s initial press release indicating its acquisition interest in JOB. The transaction will be structured as a stock-for-stock transaction. The Purchase Price shall be paid in shares of publicly listed Star Equity Holdings, Inc. 10% Series A Cumulative Perpetual Preferred Stock (Nasdaq: STRRP), the value of which is based on a liquidation preference of $10.00 per share. See Exhibit A for more information about STRRP. Accordingly, the STRRP to JOB exchange ratio shall be 0.03 to 1.00, meaning Star will pay JOB shareholders 0.03 shares of STRRP for each share of JOB owned. Given that each share of STRRP receives $1.00 per year of cash dividends ($0.25 paid quarterly), this effectively means JOB shareholders, after the Transaction closes, will receive cash dividends equating to an approximate 13% dividend yield based on JOB’s current stock price. 2. Structure and Financing: The Transaction is currently contemplated as a stock purchase. We expect to fund the Transaction with preferred equity securities. 3. Employees / Management: We do not anticipate unilateral changes in the Company’s operations post- closing. However, we expect CEO Derek Dewan, CFO Kim Thorpe, and COO Alex Stuckey to forego the severance payments and benefits triggered by a change in control (“CIC”) within their employment agreements executed in April 2023. In lieu of these severance payments, we expect to enter into a settlement agreement with the aforementioned executives whereby each executive would receive the sum of (i) their “Base Salary” and (ii) their “Target Cash Bonus” for one year, payable in STRRP within 30 days of closing based on STRRP’s liquidation preference of $10.00 per share so that GEE Group’s management receives the same form of consideration as its shareholders. 4. Approvals: At the appropriate time, Star will seek Board approval to consummate the transaction, subject to satisfactory completion of due diligence, negotiation, and execution of the definitive agreement and related documents, and the satisfaction of customary conditions, and representations set forth in the definitive agreement. 5. Due Diligence: Star anticipates conducting standard due diligence comprised of a review of financial, operating, and legal information, as well as discussions with members of the Company's management team, customers, and significant third-party vendors. In this regard, we expect you to provide us assistance as is reasonably requested and give access at reasonable times to all things related to the business and assets of the Company. We are enthusiastic about proceeding and suggest we put an NDA in place, excluding the unnecessary standstill provision, as the next logical step in our discussions. If you have any questions about anything contained herein or our proposal, please contact me at (203) 489-9501. We look forward to hearing from you. Sincerely, Star Equity Holdings, Inc. Jeffrey E. Eberwein CEO /s/ Jeffrey E. Eberwein

Exhibit A: STRRP Securities Description STRRP Preferred Stock: 2,369,782 Series A shares outstanding (as of 12/31/2025). Liquidation Value: $10.00 per share liquidation preference. Dividend Yield: 10% cash payment, no PIK or payments in common stock allowed. Dividends: $0.25 per share per quarter paid in cash, for a total of $1.00 per share per year. Dividend Effective Dates: March 1, June 1, September 1, December 1. Dividend Payment Dates: March 10, June 10, September 10, December 10. Maturity: Perpetual and not “retire-able” within the meaning of IRS Code Section 351(g)2(A). Qualified Preferred Stock: For purposes of effectuating a tax-free transaction, shares of preferred stock can be used as consideration. The portion used for consideration may not be taxable immediately with tax liability potentially deferred until the shares are sold. The preferred stock is considered Qualified Preferred Stock due to its specific features which were designed to allow this tax benefit. Taxation of Dividends: In some years, depending on whether the company has earnings and profits, the dividends paid on the preferred stock may not be taxable as dividend income if they are instead considered “returns of capital”. “Returns of capital” reduce the cost basis of the shares. “Returns of capital” that exceed the shareholder’s cost basis may be taxed as capital gains. Additional details can be found in the Certificate of Designation filed with the SEC.